Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cboe Global Markets, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-215401 and 333-235649 on Form S-3 and Nos. 333-167506, 333-174344, 333-214488, 333-216375, and 333-225039 on Form S-8) of Cboe Global Markets, Inc. of our reports dated February 19, 2021, with respect to the consolidated balance sheet of Cboe Global Markets, Inc. and subsidiaries (the Company) as of December 31, 2020, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Cboe Global Markets, Inc.

Our report dated February 19, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, excluded EuroCCP, acquired with effect from July 1, 2020; MATCHNow, acquired with effect from August 4, 2020; and BIDS Holdings, acquired with effect from December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of internal control over financial reporting of EuroCCP, MATCHNow, and BIDS Holdings.

/s/ KPMG LLP

Chicago, Illinois
February 19, 2021